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                                                                  EXHIBIT 23(a)



                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
TCA Cable TV, Inc.


         We consent to the incorporation herein by reference of our report related to the consolidated balance sheet of TCA Cable TV, Inc. and subsidiaries as of October 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the October 31, 1998 annual Report on Form 10-K of TCA Cable TV, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                    KPMG LLP

Dallas, Texas
July 8, 1999